Exhibit 99.1 Press Release

Allied Nevada Reports Second Quarter 2014 Financial Results

August 4, 2014 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada”, “us”, “we”, “our” or the “Company”) (TSX: ANV; NYSE MKT: ANV) provides financial and operating results for the three and six months ended June 30, 2014.
Second Quarter Highlights:

•
As previously released, we achieved our second quarter 2014 production expectations with gold production of 56,864 ounces and silver production of 481,151 ounces, increases of 45% and 262%, respectively, compared with the second quarter of 2013.

•
Gold sales of 57,050 ounces and silver sales of 474,832 ounces in the second quarter of 2014 representing a 37% and 225% increase over the same 2013 period sales, respectively. We maintain our original 2014 projections for full year production and sales of 230,000 to 250,000 ounces of gold and 1.7 to 2.0 million ounces of silver.

•
Adjusted cash costs per ounce[1] of $806 in the second quarter of 2014 was as expected and below our annual guidance range. Adjusted cash costs per ounce[1] are expected to increase to between $825 and $850 for the second half primarily due to a higher anticipated strip ratio as we remove waste to open new areas of ore for 2015.

•	Net income during the second quarter of 2014 was $4.4 million, or $0.04 per share, which is similar to net income of $4.2 million, or $0.04 per share, in the second quarter of 2013.

•	Cash and cash equivalents at June 30, 2014 were $13.6 million, excluding the $10 million in restricted cash held by our banks under our revolving credit agreement.

•
In April, we completed the sale of a 75% controlling interest in the Hasbrouck and Three Hills properties to West Kirkland Mining for $20.0 million (including the US$0.5 million non-refundable deposit received in the first quarter of 2014) pursuant to the Letter Agreement signed by the companies in January 2014.

•
In May, we executed the Third Amended and Restated Credit Agreement (the “Revolver”) with the Bank of Nova Scotia and Wells Fargo Bank, which increased the available capacity of the Revolver from $40 million to $75 million. As of June 30, 2014, the full $75 million was available under the Revolver, which was reduced by $9.0 million for financial letters of credit issued collateralizing a cross currency swap, resulting in remaining availability of $66 million.

•
In May, we completed the Hycroft mill expansion prefeasibility study and filed a National Instrument 43-101 Technical Report in Canada with those results. The prefeasibility study estimated an internal rate of return [2] of 26.5% and a net present value[2] of $1.7 billion and included a flow sheet that allowed us to create doré on site.

1.
The term “adjusted cash costs per ounce” is a non-GAAP financial measure. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. See the section at the end of this press release and in the most recently filed Quarterly report on Form 10-Q titled “Non-GAAP Financial Measures” for further information regarding this measure.

2.
Net Present Value (“NPV”) and Internal Rate of Return (“IRR”) are calculated using $1,300 per gold ounce and $21.67 per silver ounce and additional assumptions set forth in the NI 43-101 Technical Report dated May 21, 2014 and filed with SEDAR and available on our website at www.alliednevada.com. No assurance or guarantee is provided that the calculated IRR or NPV values will be achieved. Actual results may differ materially.

Exhibit 99.1 Press Release

Hycroft Operations Update
We remained committed to our core values, health and safety, and operated in a safety-conscious and environmentally responsible manner with no lost-time incidents during the second quarter of 2014. We continued to implement programs designed to increase our employees’ knowledge and awareness of mine-site health, safety and environmental responsibility.
Key operating statistics for the three and six months ended June 30, 2014, compared with the same periods in 2013, are as follows:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Ore mined (000's tons)	10,528	9,798	21,312	19,384
Ore mined and crushed (000’s tons)	383	—	383	—
Ore mined and stockpiled (000's tons)	156	155	2,318	804
Waste mined (000's tons)	14,471	7,605	26,523	14,924
	25,538	17,558	50,536	35,112
Excavation mined (000's tons)	—	161	—	3,288

Ore mined grade - gold (oz/ton)	0.010	0.010	0.010	0.011
Ore mined grade - silver (oz/ton)	0.418	0.232	0.361	0.188

Ounces produced - gold	56,864	39,195	116,978	77,214
Ounces produced - silver	481,151	132,841	893,657	320,841

Ounces sold - gold	57,050	41,512	116,520	68,768
Ounces sold - silver	474,832	146,303	881,066	321,069

Average realized price - gold ($/oz)	$1,292	$1,348	$1,295	$1,453
Average realized price - silver ($/oz)	$20	$21	$20	$26

Adjusted cash costs per ounce[1]	$806	$775	$807	$709

Gold production and sales were 51% and 69% higher in the first half of 2014 when compared with the same period in 2013. The 57,050 gold ounces sold during the second quarter of 2014 represented the fourth consecutive quarter we have met, or exceeded, our gold ounces sold targets as Hycroft continues to operate at its steady-state heap leach capacity. During the first six months of 2014, the number of silver ounces sold more than doubled from the same period of 2013 as a result of increased silver ore grades and decreased use of our carbon columns to process solution. During the first six months of 2014, approximately 85% of our gold ounces sold was from solution processed through our Merrill-Crowe plants which yield higher silver concentrations and recoveries than solution processed through our carbon columns, resulting in a silver to gold ounces sold ratio of 7.6:1.0, compared to 4.7:1.0 for the same period of 2013.
During the second quarter and first six months of 2014, our total tons mined slightly exceeded our planned tons and we crushed our first production ore tons. In mid-June, the temporary repairs were completed to the crushing system and it was placed back in operation at a capacity sufficient to support our heap leach operations. During the second half of 2014, we plan to selectively crush high-grade ore with the crushing system to improve metal recoveries.
Our adjusted cash costs per ounce1 during the second quarter and first six months of 2014 were as expected, and below our annual guidance range, significantly benefiting from our increased silver to gold

1.
The term “adjusted cash costs per ounce” is a non-GAAP financial measure. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. See the section at the end of this press release and in the most recently filed Quarterly report on Form 10-Q titled “Non-GAAP Financial Measures” for further information regarding this measure.

Quarterly Financial Report: Second Quarter 2014 Financial Results	2

Exhibit 99.1 Press Release

ounces sold ratio (discussed above). During the second quarter and first six months of 2014, we sold on average an additional 4.8 and 2.9 ounces of silver per gold ounce, respectively, which resulted in additional silver credits of $96 and $58, respectively, per gold ounce sold compared to the same periods of 2013. The increase in silver ounces sold helped to offset lower average realized silver prices.
Outlook
We continue to expect our 2014 full year metal sales will approximate 230,000 to 250,000 ounces of gold and 1.7 million to 2.0 million ounces of silver. Average adjusted cash costs per ounce1 for first six months of 2014 were $807, and we expect an increase to within the guidance range of $825 to $850 per ounce for the second half of 2014, primarily due to increased stripping expected in the second half of the year to allow access to more ore in 2015.

Conference Call Information
Allied Nevada will host a conference call to discuss these results on Tuesday, August 5, 2014, at 8:00 am PT (11:00 am ET), which will be followed by a question and answer session. To listen in to the audio webcast, visit www.alliednevada.com.
To access the call, please dial:
Toll‐free in North America - 1‐866-233-4585
Outside of Canada & US - 1‐416-640-5946
An audio recording of the call will be archived on our website following the meeting.

For further information on Allied Nevada, please contact:

Randy Buffington	Tracey Thom
President and CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

Cautionary Statement Regarding Forward Looking Information
This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and the equivalent under Canadian securities laws) and the Private Securities Litigation Reform Act (the “PSLRA”) or in releases made by the U.S. Securities and Exchange Commission (the “SEC”), all as may be amended from time to time. This cautionary statement is being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefit of the “safe harbor” provisions of such laws.
All statements, other than statements of historical fact, included herein or incorporated by reference, that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe”, “project”, “target”, “budget”, “may”, "can", “will”, “would”, “could”, "should", “seeks”, or “scheduled to”, or other similar words, or negatives of these terms or other variations of these terms or comparable language or any discussion of strategy or intentions. Such forward-looking statements include, without limitation, statements regarding our future business strategy, plans and goals; risks relating to fluctuations in the price of gold and silver; uncertainties concerning restarting the crushing system; uncertainties concerning reserve, resource and grade estimates; the availability and timing of capital for financing the Company’s exploration, development and expansion activities; anticipated costs, anticipated production, anticipated sales, anticipated capital expenditures, project economics, net present values and expected rates of return; the realization of expansion and construction activities and the timing thereof; production estimates and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, risks relating to fluctuations in the price of gold and silver; uncertainties concerning restarting the crushing system; uncertainties concerning reserve, resource and grade estimates; the availability and

1.
The term “adjusted cash costs per ounce” is a non-GAAP financial measure. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. See the section at the end of this press release and in the most recently filed Quarterly report on Form 10-Q titled “Non-GAAP Financial Measures” for further information regarding this measure.

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Exhibit 99.1 Press Release

timing of capital for financing the Company’s exploration, development and expansion activities; anticipated costs, anticipated production, anticipated sales, anticipated capital expenditures, project economics, net present values and expected rates of return; the realization of expansion and construction activities and the timing thereof; production estimates; as well as those factors discussed in Allied Nevada’s filings with the SEC including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q (which may be secured from us, either directly or from our website at www.alliednevada.com or at the SEC website www.sec.gov). Although Allied Nevada has attempted to identify important factors that could cause actual results, performance or achievements to differ materially from those described in forward-looking statements, there may be other factors that cause results, performance or achievements not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results, performance and achievements and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.
The technical contents of this news release have been prepared under the supervision of Daniel Roth, Project Manager at M3 Engineering and Technology, and Tony Peterson, Corporate Mine Engineer at Allied Nevada Gold Corp., a Registered Professional Engineer in the State of Colorado #43867 who are Qualified Persons as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, as well as other relevant technical information, please see the Hycroft Technical Report dated May 21, 2014, which is filed www.sedar.com and available on our website.

Non-GAAP Financial Measure
Adjusted Cash Costs Per Ounce
Adjusted cash costs per ounce is a non-GAAP financial measure, calculated on a per ounce of gold sold basis, and includes all direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, cash portions of production costs written-down, the effective portion of any cash flow hedges, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of revenue earned from silver sales. Because we are a primary gold producer and our operations focus on maximizing profits and cash flows from the extraction and sale of gold, we believe that silver revenue is peripheral and not material to our key performance measures or our Hycroft Mine operating segment and, as such, adjusted cash costs per ounce is reduced by the benefit received from silver sales.
Adjusted cash costs per ounce provides management and investors with a further measure, in addition to conventional measures prepared in accordance with GAAP, to assess the performance of our mining operations and ability to generate cash flows over multiple periods from the sale of gold. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other mining companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
The table below presents a reconciliation between non-GAAP adjusted cash costs, which is the numerator used to calculate non-GAAP adjusted cash costs per ounce, to Production costs (GAAP) for the three and six months ended June 30, 2014 and 2013 (in thousands, except ounces sold):

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Production costs (000s)	$55,367	$35,236	$111,725	$57,038
Less: Silver revenues (000s)	(9,410)	(3,052)	(17,702)	(8,270)
Adjusted cash costs (000s)	$49,957	$32,184	$94,023	$48,768
Gold ounces sold	57,050	41,512	116,520	68,768
Adjusted cash costs per ounce	$806	$775	$807	$709

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Exhibit 99.1 Press Release

ALLIED NEVADA GOLD CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(US dollars in thousands)

	(Unaudited)
	June 30, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$13,612	$81,470
Accounts receivable	3,079	8,227
Inventories	25,002	26,410
Ore on leachpads, current	226,416	206,504
Prepaids and other	6,847	10,857
Assets held for sale	46,576	47,357
Deferred tax assets, current	16,760	22,943
Current assets	338,292	403,768
Restricted cash	49,933	41,215
Stockpiles and ore on leachpads, non-current	131,600	116,192
Other assets, non-current	12,173	12,682
Plant, equipment, and mine development, net	880,706	890,271
Mineral properties, net	47,795	48,473
Total assets	$1,460,499	$1,512,601
Liabilities:
Accounts payable	$32,763	$67,958
Interest payable	3,837	3,402
Other liabilities, current	8,374	8,512
Debt, current	73,674	76,226
Asset retirement obligation, current	20	20
Current liabilities	118,668	156,118
Other liabilities, non-current	27,889	22,735
Debt, non-current	495,987	522,427
Asset retirement obligation, non-current	15,889	15,344
Deferred tax liabilities, non-current	16,453	18,928
Total liabilities	674,886	735,552
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.001 par value
Shares authorized: 200,000,000
Shares issued and outstanding: 104,332,086 and 104,043,169, respectively	104	104
Additional paid-in-capital	753,363	750,119
Accumulated other comprehensive income	2,286	1,674
Retained earnings	29,860	25,152
Total stockholders’ equity	785,613	777,049
Total liabilities and stockholders’ equity	$1,460,499	$1,512,601

Quarterly Financial Report: Second Quarter 2014 Financial Results	5

Exhibit 99.1 Press Release

ALLIED NEVADA GOLD CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)
(US dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenue	$83,123	$58,998	$168,648	$108,188
Operating expenses:
Production costs	55,367	35,236	111,725	57,038
Depreciation and amortization	17,634	5,741	31,265	9,587
Total cost of sales	73,001	40,977	142,990	66,625
Exploration, development, and land holding	665	1,203	1,394	2,190
Accretion	272	164	545	329
General and administrative	5,769	8,795	11,994	14,704
Gain on dispositions or sales of mineral properties, net	(19,480)	—	(19,480)	—
Loss on assets classified as held for sale and asset dispositions, net	4,801	—	5,979	—
Income from operations	18,095	7,859	25,226	24,340
Other income (expense):
Interest income	2	112	15	238
Interest expense	(11,329)	(3,193)	(17,116)	(8,322)
Other, net	(52)	(422)	(38)	(901)
Income before income taxes	6,716	4,356	8,087	15,355
Income tax expense	(2,340)	(126)	(3,379)	(2,307)
Net income	4,376	4,230	4,708	13,048
Other comprehensive income (loss), net of tax
Change in fair value of effective portion of cash flow hedge instruments, net of tax	(1,254)	(539)	845	1,126
Settlements of cash flow hedges, net of tax	8,253	(8,872)	(1,345)	(13,996)
Reclassifications into earnings, net of tax	(8,366)	8,776	1,112	13,864
Other comprehensive income (loss), net of tax	(1,367)	(635)	612	994
Comprehensive income	$3,009	$3,595	$5,320	$14,042
Income per share:
Basic	$0.04	$0.04	$0.04	$0.14
Diluted	$0.04	$0.04	$0.04	$0.14

Quarterly Financial Report: Second Quarter 2014 Financial Results	6

Exhibit 99.1 Press Release

ALLIED NEVADA GOLD CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(US dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income	$4,376	$4,230	$4,708	$13,048
Adjustments to reconcile net income for the period to net cash (used in) provided by operating activities:
Depreciation and amortization	17,634	5,741	31,265	9,587
Accretion	272	164	545	329
Gain on dispositions or sales of mineral properties, net	(19,480)	—	(19,480)	—
Loss on assets classified as held for sale and asset dispositions, net	4,801	—	5,979	—
Stock-based compensation	1,634	2,797	3,244	4,102
Deferred taxes	2,340	952	3,379	952
Other non-cash items	—	485	—	968
Changes in operating assets and liabilities:
Accounts receivable	1,776	20,974	5,148	49,193
Materials and supplies inventories	1,957	2,484	2,859	(5,446)
Production-related inventories	(9,017)	(35,605)	(25,080)	(76,939)
Prepaids and other	2,424	4,198	5,320	4,393
Assets held for sale	807	—	4,407	—
Accounts payable	(6,334)	(15,141)	(5,446)	(12,118)
Interest payable	(8,153)	(8,269)	435	—
Asset retirement obligation	—	—	—	(28)
Other liabilities	(1,909)	(1,756)	(362)	(966)
Net cash (used in) provided by operating activities	(6,872)	(18,746)	16,921	(12,925)
Cash flows from investing activities:
Additions to plant, equipment, and mine development	(24,190)	(109,949)	(67,614)	(204,373)
Additions to mineral properties	—	(31)	—	(51)
Proceeds from mineral property sale	20,000	—	20,000	—
Increases in restricted cash	(10,000)	(354)	(8,718)	(9,373)
Proceeds from other investing activities	5	13	5	13
Net cash used in investing activities	(14,185)	(110,321)	(56,327)	(213,784)
Cash flows from financing activities:
Repayments of principal on capital lease and term loan obligations	(13,838)	(9,141)	(27,592)	(15,128)
Payments of debt issuance costs	(680)	(453)	(860)	(1,012)
Proceeds from issuance of common stock	—	150,817	—	151,071
Payments of share issuance costs	—	(8,324)	—	(8,324)
Net cash used in financing activities	(14,518)	132,899	(28,452)	126,607
Net (decrease) increase in cash and cash equivalents	(35,575)	3,832	(67,858)	(100,102)
Cash and cash equivalents, beginning of period	49,187	243,113	81,470	347,047
Cash and cash equivalents, end of period	$13,612	$246,945	$13,612	$246,945
Supplemental cash flow disclosures:
Cash paid for interest	$19,672	$18,970	$21,692	$20,569
Significant non-cash financing and investing activities:
Mining equipment acquired through debt financing	—	42,196	—	104,623
Accounts payable reduction through capital lease	—	—	—	2,560

Quarterly Financial Report: Second Quarter 2014 Financial Results	7